Mitsubishi UFJ Financial Group, Inc.

7-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-8330

Japan

July 9, 2021

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

U.S.A.

Re: Notice of Disclosure Filed in Exchange Act Annual Report

under Section 219 of the U.S. Iran Threat Reduction and Syria Human Rights Act of 2012

and Section 13(r) of the U.S. Securities Exchange Act of 1934

Ladies and Gentlemen:

Pursuant to Section 219 of the U.S. Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the U.S. Securities Exchange Act of 1934, as amended, notice is hereby provided that Mitsubishi UFJ Financial Group, Inc. has made disclosure pursuant to those provisions in its annual report on Form 20-F for the fiscal year ended March 31, 2021, which was filed with the U.S. Securities and Exchange Commission on July 9, 2021.

Respectfully submitted,

Mitsubishi UFJ Financial Group, Inc.

By:	/s/ Tetsuya Yonehana
Name:	Tetsuya Yonehana
Title:	Group Chief Financial Officer